Exhibit 99.1

       Valpey-Fisher Corporation Reports Third Quarter Results

    HOPKINTON, Mass.--(BUSINESS WIRE)--Nov. 7, 2007--Valpey-Fisher Corporation (AMEX:VPF), a provider of frequency control devices, including quartz crystals and oscillators, reported today its financial results for the third quarter and nine months ended September 30, 2007.

    Michael J. Ferrantino, President and Chief Executive Officer said, "On behalf of our entire team at Valpey-Fisher, I am very pleased to report our 3rd quarter 2007 financial performance. Net sales increased $511,000 or 18% over the comparable quarter in 2006. For the nine months ended September 30, 2007, net sales increased $1,379,000 or 16% over the same period last year. For the current quarter, gross profit amounted to $1,398,000 or 41% of sales versus $1,062,000 or 37% of sales in the same quarter in 2006. The 12% increase in our gross profit percentage over last year is mainly attributable to an increase in sales of our more profitable new high-precision oscillators. For the nine months ended September 30, 2007, our gross profit was $4,091,000 or 41% of sales compared to last year's same period performance of $3,145,000 or 36% of sales."

    Mr. Ferrantino continued, "Our operating expenses for the current quarter of 2007 amounted to $1,015,000 resulting in an operating profit of $383,000 or 11% of sales versus an operating profit of $116,000 or 4% of sales during the same quarter in 2006. Net earnings for current quarter amounted to $343,000 or $.08 per share compared to net earnings of $98,000 or $.02 per share in the comparable quarter of 2006. For the nine months ended September 30, 2007, our operating profit amounted to $1,000,000 or 10% of sales compared to an operating profit of $194,000 or 2% of sales in the same period of 2006. Net earnings for the nine months ended September 30, 2007 amounted to $959,000 or $.22 per diluted share compared to net earnings of $193,000 or $.05 per diluted share in the comparable 2006 period.

    In closing, Mr. Ferrantino said, " Finally, and of most importance, our new orders for the current quarter amounted to $3,333,000 an improvement of $143,000 or 4.5% over last year's 3rd quarter. New orders for the nine months ended September 30, 2007 totaled $10,195,000 and amounted to a 10.6% increase over the $9,220,000 recorded during the same period last year. As we enter the 4th quarter this year, our backlog amounts to $2,244,000 versus $2,161,000 at the start of the 4th quarter in 2006."

    Forward-Looking Statements

    Certain statements made herein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Words such as "expects", "believes", "estimates", "plans" or similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, but not limited to: the Company's ability to continue to achieve profitability, the current production over-capacity within the suppliers of frequency control devices, the ability to develop, market and manufacture new innovative products competitively, the fluctuations in product demand of the telecommunications industry, the ability of the Company and its suppliers to produce and deliver materials and products competitively, the ability to limit the amount of the negative effect on operating results caused by pricing pressure, and the Company's ability to comply with Section 404 of the Sarbanes-Oxley Act.



Valpey-Fisher Corporation
Condensed Consolidated Statements of Operations
Unaudited
( in thousands, except per
 share data)                      Quarter Ended     Nine Months Ended
                               ------------------- -------------------
                                9/30/07   10/1/06   9/30/07   10/1/06
                               --------- --------- --------- ---------

Net sales                      $  3,386  $  2,875  $ 10,053  $  8,674
Cost of sales                     1,988     1,813     5,962     5,529
                               --------- --------- --------- ---------
   Gross profit                   1,398     1,062     4,091     3,145

Selling and advertising
 expenses                           436       391     1,360     1,223
General and administrative
 expenses                           464       418     1,382     1,348
Research and development
 expenses                           115       137       349       380
                               --------- --------- --------- ---------
                                  1,015       946     3,091     2,951
                               --------- --------- --------- ---------
   Operating profit                 383       116     1,000       194

Other income (expense), net         105        63       303       180
                               --------- --------- --------- ---------
Earnings before income taxes        488       179     1,303       374
Income tax (expense)               (145)      (81)     (344)     (181)
                               --------- --------- --------- ---------
Net earnings                   $    343  $     98  $    959  $    193
                               ========= ========= ========= =========


Basic earnings per share       $   0.08  $   0.02  $   0.23  $   0.05
                               ========= ========= ========= =========
Diluted earnings per share     $   0.08  $   0.02  $   0.22  $   0.05
                               ========= ========= ========= =========

Basic weighted average shares     4,259     4,217     4,247     4,212
Diluted weighted average
 shares                           4,431     4,264     4,394     4,257




Valpey-Fisher Corporation
Condensed Consolidated Balance Sheets
( in thousands)
                                                 (Unaudited) (Audited)
                                                     9/30/07  12/31/06
                                                 ----------- ---------
ASSETS
   Current assets:
      Cash and cash equivalents                      $ 9,558   $ 9,184
      Accounts receivables, net                        1,823     1,614
      Inventories, net                                 1,206       810
      Deferred income taxes and other current
       assets                                          1,220       867
                                                 ----------- ---------
        Total current assets                          13,807    12,475
                                                 ----------- ---------
   Property, plant and equipment, at cost             10,999    10,719
    Less accumulated depreciation                      9,213     8,826
                                                 ----------- ---------
                                                       1,786     1,893
                                                 ----------- ---------
   Other assets                                          175       161
                                                 ----------- ---------
Total assets                                         $15,768   $14,529
                                                 =========== =========

LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities                               $ 2,431   $ 2,323
   Deferred income taxes                                 273       343
   Stockholders' equity                               13,064    11,863
                                                 ----------- ---------
Total liabilities and stockholders' equity           $15,768   $14,529
                                                 =========== =========

    CONTACT: Valpey-Fisher Corporation
             Michael J. Kroll, 508-435-6831 ext. 600
             Vice President, Treasurer and Chief Financial Officer